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Marika P. Diamond
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                     Hayes Lemmerz Emerges From Chapter 11

Northville, MI - June 3, 2003 - Hayes Lemmerz International, Inc. announced that it has emerged from its voluntary Chapter 11 reorganization.

Hayes Lemmerz, substantially all its U.S. subsidiaries and one subsidiary organized in Mexico successfully concluded its reorganization today, after completing all required actions and satisfying all remaining conditions to its Plan of Reorganization. The Company now has a more manageable capital structure and a reduced level of debt.

As previously reported, creditors overwhelmingly accepted the Plan, which was confirmed on May 12, 2003, by the U.S. Bankruptcy Court for the District of Delaware.

In conjunction with its emergence from Chapter 11, Hayes Lemmerz closed on its exit financing facilities today. The Company's current total financing package is valued at $800 million and includes: a $100 million senior secured revolving credit facility maturing in 5 years; a $450 million senior secured term loan facility maturing in 6 years; and $250 million of senior unsecured notes, maturing in 7 years.

Curtis J. Clawson, CEO said, "This is the positive outcome that we've all been working so hard to achieve. First and foremost, I want to thank all of our dedicated employees who stayed focused on our goal. I want to extend my sincere thanks to our suppliers and customers who gave their support and cooperation. Additionally, I would like to thank our restructuring advisors, AlixPartners, LLC, Lazard Freres & Co., LLC and Skadden, Arps, Slate, Meagher & Flom. They are leaders in their respective fields and provided invaluable assistance to us during the Chapter 11 process. I am very pleased that we have emerged from Chapter 11 as a stronger, more competitive company."

Mr. Clawson continued, "Now with the Chapter 11 behind us, we not only have significantly reduced the Company's debt level, but have also improved our capital structure in a way that allows for our future growth. We have improved the operating structure and practices of the business -- and effectively transformed it -- into a healthier company. We are re-energized and will continue to aggressively pursue our goals of satisfying our customers, becoming a low-cost producer and having the best people."

Effective upon today's emergence, six of seven members of the new Board of Directors of Hayes Lemmerz are in place, including CEO Curtis J. Clawson, Laurence M. Berg, Senior Partner, Apollo Management, LLP, Dr. William H. Cunningham, James L. Bayless Chair for Free Enterprise, The University of Texas at Austin, Steve Martinez, Principal, Apollo Management, LLP, Henry D.G. Wallace, retired Group Vice President, Ford Motor Company, and Richard F. Wallman, Senior Vice President and Chief Financial Officer, Honeywell International, Inc.

In accordance with the Plan of Reorganization, approximately $2.1 billion in pre-petition debt and other liabilities are being discharged. Holders of pre-petition secured claims will receive approximately $478.5 million in cash and 53.1% of the New Common Stock. Holders of senior note claims will receive $13 million in cash and 44.9% of the New Common Stock, and holders of general unsecured claims will receive 2% of the New Common Stock. Hayes Lemmerz' prior common stock and securities were cancelled as of June 3, 2003. The new shares of Hayes Lemmerz common stock, being issued to certain Hayes Lemmerz' creditors in accordance with the Plan of Reorganization are expected to be publicly traded on the over-the-counter market. The Company has applied for listing on the NASDAQ Stock Exchange.

Hayes Lemmerz International, Inc. is one of the world's leading global suppliers of automotive and commercial highway wheels, brakes, powertrain, suspension, structural and other lightweight components. The Company has 43 plants, 3 joint venture facilities and 11,000 employees worldwide.

This press release includes forward looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended, which represent the Company's expectations and beliefs concerning future events that involve risks and uncertainties which could cause actual results to differ materially from those currently anticipated. All statements other than statements of historical facts included in this release are forward looking statements. Factors that could cause actual results to differ materially from those expressed or implied in such forward looking statements include the factors set forth in our periodic reports filed with the SEC. Consequently, all of the forward looking statements made in this press release are qualified by these and other factors, risks, and uncertainties.